Monarch Casino & Resort Breaks Ground on Casino Expansion and Hotel Tower in Black Hawk

RENO, NV -- (Marketwired - February 08, 2017) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company") broke ground today on its hotel tower and casino expansion at Monarch Casino Black Hawk, the cornerstone project of the ongoing transformation of Monarch Casino Black Hawk into a full scale, amenity-rich casino resort spa destination. Company representatives and local officials in attendance at today's event included: John Farahi, Co-Chairman and Chief Executive Officer of Monarch; Bob Farahi, Co-Chairman and President of Monarch; David Farahi, Chief Operating Officer of Monarch; David Spellman, Mayor of the City of Black Hawk; City Manager Jack Lewis; and members of the Black Hawk City Council.

The new hotel tower and casino expansion will nearly double the approximately 30,000 existing square feet of casino space and add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, a total of four restaurants, and several new bars. The new facilities will open in phases as stages of construction are completed. Monarch already has completed a full interior renovation of the existing facility and constructed a premier parking structure with approximately 1,350 parking spaces spread across nine floors which, when coupled with existing valet parking spaces, creates parking for 1,500 vehicles. (Click here for video that highlights the demolition of the old garage on December 21, 2016.)

"We have been positioning ourselves to reach this exciting milestone and undertake construction of the new hotel tower since we acquired the property in 2012. When all of the new facilities and amenities are opened to the public, which we anticipate will occur in the second quarter of 2019, visitors to Monarch Casino Black Hawk will experience the region's most elegant destination casino resort spa," said Mr. Farahi. "The ongoing success of Monarch Casino Black Hawk during our construction and renovation demonstrates our ability to maintain product quality and superior guest service throughout this transformational period. As we undertake our next phase of construction, the Monarch Casino Black Hawk team will continue serving our guests in the friendly and professional manner they have come to expect.

"Our recently upgraded existing facility and new parking structure will integrate seamlessly with the future hotel tower and casino expansion. We believe our favorable location at the entrance to town on Black Hawk's main artery is advantageous and that we will continue to benefit from the Denver metropolitan region's strong economic growth. We expect the fully completed Monarch Casino Black Hawk to set a new standard in the city for gracious guest service and upscale amenities and are excited by the promise that the future holds."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) plans, objectives and expectations regarding Monarch Casino Black Hawk; and (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space, approximately 720 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a new, nine story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contact:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com